AMENDMENT
                        TO
               DISTRIBUTION AGREEMENT

     THIS IS AN AMENDMENT to the Distribution Agreement between
Carillon Investments, Inc. ("Distributor") and Carillon
Investment Trust ("CIT") dated December 30, 1987.

     1. The following paragraph is added at the end of Section
3.:

     The Distributor and CIT agree that the sale of Carillon
Capital Fund shares shall be made without the imposition of a sales charge for the following investments:

     a. Purchases by the Distributor, or companies affiliated with the Distributor; by directors, officers and employees of the Distributor or affiliated companies; and by the spouse and/or children under the age of 21 of the directors, officers and employees of the Distributor, or companies affiliated with the Distributor; and

     b. Purchases for qualified retirement plans under Section 401(a) of the Internal Revenue Code ("Code"), plans adopted by public school systems and certain tax-exempt organizations under
Section 403(b) of the Code, Individual Retirement Arrangements purchased by or on behalf of individuals pursuant to Section 408 of the Code, and government deferred compensation plans pursuant to Section 457 of the Code.

     2. In all other respects the Distribution Agreement shall remain unchanged.

     Executed at Hamilton County, Ohio as of the 14th day of December, 1988.

Carillon Investment Trust       Carillon Investments, Inc.
By:  /s/ Michael A. Conway      By: /s/ John F. Labmeier
     Michael A. Conway              John F. Labmeier
     President                      Vice President and
                                    Assistant Secretary

                          AMENDMENT
                             TO
                   DISTRIBUTION AGREEMENT

     THIS IS AN AMENDMENT to the Distribution Agreement between
Carillon Investments, Inc. ("Distributor") and Carillon
Investment Trust ("CIT") dated December 30, 1987.

RECITALS:

     1. In its February 6, 1990 letter regarding the routine examination of the Carillon Group of Mutual Funds, the Securities and Exchange Commission ("SEC") recommended that the underwriting agreements with Carillon Investments, Inc. be amended to include the requirements set forth in Section 15(b) of the Investment Company Act of 1940.

     2. The Distributor and CIT deem it appropriate to amend the Distribution Agreement as recommended by the SEC.

     NOW, THEREFORE, IN CONSIDERATION of the above and of the mutual promises and covenants contained herein, the parties hereto agree as follows:

1. A new section 13. is hereby added as follows:

     13. This Agreement shall continue in effect for a period more than two years from the date of its execution, only so long as such continuance is specifically approved at least annually by the board of trustees or by vote of a majority of the outstanding voting securities of CIT. Further, this Agreement shall immediately terminate in the event of its assignment (as that term is defined in the Investment Company Act of 1940, as amended).

2. In all other respects the Distribution Agreement shall remain unchanged.

Executed at Hamilton County, Ohio as of the 14th day of December, 1990.

Carillon Investment Trust        Carillon Investments, Inc.
By:  /s/ John F. Labmeier        By: /s/ Kevin O'Toole
     John F. Labmeier                Kevin W. O'Toole
Vice President and Assistant         Vice President
     Secretary